Exhibit 99.1
CONTACTS:
Russell Allen, Director — Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
October 31, 2008
Lance, Inc. Reports Results for Third Quarter 2008
•	Achieves record third quarter net revenue of $225.6 million, a 14% increase over third quarter 2007

•	Reports 2008 third quarter earnings per diluted share of $0.21; impacted by continued ingredient and energy cost pressures

•	Lowers 2008 full year earnings estimate based on lower than anticipated third quarter net income; fourth quarter results expected to be in line with the Company’s previous estimates

•	Declares quarterly cash dividend of $0.16 per share
Charlotte, NC, — October 31, 2008 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenue for the third quarter ended September 27, 2008 of $225.6 million, an increase of 14% over the prior year third quarter net revenue of $198.1 million.
The Company’s branded product sales, which represented 60% of total sales in the quarter, increased approximately 9% from the prior year, driven by higher selling prices and continued strong volume growth in Lance branded home pack sandwich crackers and Cape Cod branded potato chips. Sales gains were partially offset by the continued planned decline in certain trade channels and product lines that the Company has deemphasized as part of its focused growth strategy.
The Company’s non-branded product sales, which represented 40% of total sales in the quarter, increased approximately 22% from the prior year. These results were primarily driven by higher selling prices, continued volume growth from new and existing private brand customers, new product introductions and incremental private brand sales from acquisitions. Approximately 6% of the growth is attributable to acquisitions made earlier in the year.
Lance realized third quarter 2008 net income from continuing operations of $6.8 million, or $0.21 per diluted share, compared to third quarter 2007 net income from continuing operations of $7.6 million, or $0.24 per diluted share.
Net income in the third quarter of 2008, as compared with the third quarter of 2007, was adversely impacted by an approximate $18 million pre-tax increase in the cost of ingredients and higher energy costs of approximately $3 million. The majority of the ingredient cost increase was due to the escalation in flour and vegetable oil prices; however, during the quarter the Company also experienced significantly higher costs for potatoes and peanuts. During the first two months of the quarter, due largely to unusual weather conditions, the Company temporarily purchased potatoes and peanuts on the open market at prices that were significantly higher than its contracted prices, which negatively impacted the earnings for the quarter by approximately $0.05 per diluted share. In an effort to offset rising ingredient and energy costs, the Company has implemented price increases to its customers throughout the year, with the latest round of price increases effective beginning late in the third quarter. However, the timing of this latest round of pricing did not offset the higher input costs experienced in July and August, resulting in reduced earnings compared to the prior year.
Net revenue from continuing operations for the nine months ended September 27, 2008 was $637.2 million, an increase of approximately 10% compared with the same period in the prior year, and approximately 9% excluding the impact of the Brent & Sam’s acquisition. For the first nine months of 2008, net income from continuing operations was $10.2 million, or $0.32 per diluted share, compared to net income from continuing operations of $22.7 million, or $0.72 per diluted share, for the first nine months of the prior year.
Comments from Management
“We are very encouraged with our continued strong sales growth and the progress we have made against our operational initiatives during the quarter,” commented David V. Singer, President and Chief Executive Officer. “We are also pleased with the successful implementation of price increases that became effective in September and October. However, our third quarter earnings were disappointing and well below our expectations. The earnings shortfall in the quarter was due to a temporary increase in our cost of potatoes and peanuts, higher than anticipated energy costs, and a temporary increase in promotional spending. Our potato and peanut costs are now back to normal, energy costs are declining and we have implemented sufficient pricing to offset our higher input costs. Therefore, we expect a significant rebound in our operating profit margin beginning in the fourth quarter, consistent with our previous goals and expectations. In fact, we began experiencing this margin rebound in September once our pricing actions were implemented and we resumed buying peanuts and potatoes at our lower, contracted rates.”
Mr. Singer added, “The unprecedented jump in the cost of ingredients and energy that began in mid-2007 has masked the improvements we have made in our Supply Chain and Direct Store Delivery systems. Now that our selling prices are aligned with our input costs, we will be back on the path of widening margins that we had established in the first half of 2007.”
Company Revises Revenue, EPS and Capital Spending Estimates for 2008
Based on lower than anticipated third quarter earnings, due primarily to temporary spikes in the cost of potatoes, peanuts, energy and higher trade promotion support, the Company has lowered its 2008 full year earnings per diluted share estimate to a range of $0.53 to $0.57. This revised earnings estimate reflects fourth quarter 2008 earnings consistent with the estimate provided previously. Based on its third quarter results and the assessment of the current sales volume trends for the fourth quarter, the Company is narrowing its 2008 full year net sales estimate to a range of $840 to $850 million. The Company has also revised its capital expenditure projection to approximately $37 to $40 million for the year.
On July 25, 2008, the Company provided a full year net sales estimate range of $830 to $850 million, an earnings per diluted share range of $0.62 to $0.70, and a capital expenditure range of $40 to $42 million.

Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on November 20, 2008 to stockholders of record at the close of business on November 10, 2008.
Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Friday, October 31, 2008 to discuss financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers or (706) 634-1425 for international callers. The access code is “LANCE.” A continuous telephone replay of the call will be available beginning at 12:00 pm on October 31, 2008 and running through November 7th at midnight. The replay telephone number is (800) 642-1687 for U.S. callers or (706) 645-9291 for international callers. The replay access code is 68272348. Investors may also access a web-based replay of the conference call at Lance’s web site, www.lance.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website www.lance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Arkansas and Ontario, Canada. Products are sold under the Lance, Cape Cod and Tom’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,400 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in prices or availability of ingredients, product price increase impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate risk, credit risks and natural disasters or catastrophic events are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	September 27,	September 29,
	2008	2007
Net sales	$225,587	$198,052
Cost of sales	143,040	115,692

Gross margin	82,547	82,360

Selling, general and administrative	72,337	70,253
Other (income)/expense, net	(536)	522

Income from continuing operations before interest and taxes	10,746	11,585

Interest expense, net	708	550
Income tax expense	3,229	3,448

Net income from continuing operations	$6,809	$7,587

Loss from discontinued operations	—	(146)
Income tax benefit	—	(54)

Net loss from discontinued operations	—	(92)

Net Income	$6,809	$7,495

Basic earnings per share:
From continuing operations	$0.22	$0.24
From discontinued operations	—	—

Basic earnings per share	$0.22	$0.24
Weighted average shares outstanding — basic	31,243,000	31,034,000

Diluted earnings per share:
From continuing operations	$0.21	$0.24
From discontinued operations	—	—

Diluted earnings per share	$0.21	$0.24
Weighted average shares outstanding — diluted	31,911,000	31,693,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Nine Months Ended
	September 27,	September 29,
	2008	2007
Net sales	$637,169	$577,515
Cost of sales	400,192	328,104

Gross margin	236,977	249,411

Selling, general and administrative	219,762	211,336
Other (income)/expense, net	(379)	1,405

Income from continuing operations before interest and taxes	17,594	36,670

Interest expense, net	2,173	1,768
Income tax expense	5,258	12,174

Net income from continuing operations	$10,163	$22,728

Income from discontinued operations	—	45
Income tax expense	—	16

Net income from discontinued operations	—	29

Net Income	$10,163	$22,757

Basic earnings per share:
From continuing operations	$0.33	$0.74
From discontinued operations	—	—

Basic earnings per share	$0.33	$0.74
Weighted average shares outstanding — basic	31,176,000	30,921,000

Diluted earnings per share:
From continuing operations	$0.32	$0.72
From discontinued operations	—	—

Diluted earnings per share	$0.32	$0.72
Weighted average shares outstanding — diluted	31,765,000	31,506,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 27, 2008	December 29, 2007
Assets:
Cash and cash equivalents	$981	$8,647
Accounts receivable, net	79,006	64,081
Inventories	45,277	38,659
Deferred income taxes	9,158	9,335
Prepaid expenses and other current assets	11,500	12,367

Total Current Assets	145,922	133,089
Fixed assets, net	212,733	205,075
Goodwill and other intangibles, net	86,619	69,127
Other noncurrent assets	5,594	5,712

Total Assets	$450,868	$413,003

Liabilities and Stockholders’ Equity:
Accounts payable	$26,649	21,169
Other current liabilities	55,434	53,468
Short-term debt	7,938	—

Total Current Liabilities	90,021	74,637

Long-term debt	74,000	50,000
Other liabilities	41,970	41,269
Stockholders’ equity	244,877	247,097

Total Liabilities and Stockholders’ Equity	$450,868	$413,003

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Nine Months Ended
	September 27, 2008	September 29, 2007
Operating Activities:
Net income	$10,163	$22,757
Depreciation and amortization	23,917	21,839
Stock-based compensation expense	3,348	2,680
Gain on sale of fixed assets	(333)	(839)
Changes in other operating assets and liabilities:
Accounts receivable	(14,201)	(6,625)
Inventory	(5,708)	(2,615)
Accounts payable	5,046	3,527
Other assets and liabilities	4,869	1,722

Net cash from operating activities	27,101	42,446

Investing Activities:
Purchases of fixed assets	(30,616)	(28,299)
Proceeds from sale of fixed assets	2,737	6,895
Business acquisition, net of cash acquired	(23,931)	—
Purchase of investment	—	(2,090)

Net cash used in investing activities	(51,810)	(23,494)

Financing Activities:
Dividends paid	(15,083)	(14,878)
Issuances of common stock	2,292	4,600
Proceeds from debt	32,131	—
Repayments of acquired debt from acquisition	(2,239)	—

Net cash from/(used in) financing activities	17,101	(10,278)

Effect of exchange rate changes on cash	(58)	135

(Decrease)/increase in cash and cash equivalents	(7,666)	8,809
Cash and cash equivalents at beginning of period	8,647	5,504

Cash and cash equivalents at end of period	$981	$14,313